EXHIBIT 5.2
                     BALLARD SPAHR ANDREWS & INGERSOLL, LLP
                                   19th Floor
                            300 East Lombard Street
                         Baltimore Maryland 21202-3268
                                 (410) 528-5600
                               FAX (410) 528-5650


                                                 September 3, 1999

HRPT Properties Trust
400 Centre Street
Newton, Massachusetts 02158

                  Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as Maryland counsel for HRPT Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 1,224,074 common shares (the "Shares") of beneficial interest, $.01 par value per share, of the Company ("Common Shares"), covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). The Shares were issued to the Advisors (as defined herein) and certain affiliates of such Advisors and may be sold from time to time by the selling shareholders referred to in the Registration Statement. Unless otherwise defined herein, capitalized terms used herein have the meanings given to them in the Registration Statement.

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

1.       The Registration Statement;

2. The Amended and Restated Declaration of Trust of the Company, as amended (the "Declaration of Trust"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

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HRPT Properties Trust
September 3, 1999
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3.       The  Bylaws  of the  Company,  certified  as of the date  hereof by the
         Treasurer and Chief Financial Officer of the Company;

4. A certificate as of a recent date of the SDAT as to the good standing of the Company;

5. Resolutions adopted by the Board of Trustees of the Company (the "Board of Trustees"), or a duly authorized committee thereof, relating to the approval of the Advisory Agreements (as defined herein) and the authorization of the issuance and registration of the Shares (the "Resolutions"), certified as of the date hereof by the Treasurer and Chief Financial Officer of the Company;

6. The Advisory Agreement, dated as of November 20, 1986, as amended, by and between the Company and HRPT Advisors, Inc., a Delaware corporation ("HRPT Advisors"), pursuant to which certain of the Shares were issued, and the Advisory Agreement, dated as of January 1, 1998, by and between the Company and Reit Management & Research, Inc., a Delaware corporation ("RMR," and together with HRPT Advisors, collectively referred to as the "Advisors"), pursuant to which certain of the Shares were issued (collectively referred to as the "Advisory Agreements"), certified as of the date hereof by the Treasurer and Chief Financial Officer of the Company;

7. A certificate executed by the Treasurer and Chief Financial Officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

         In expressing the opinion set forth below, we have assumed the following:

         1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

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HRPT Properties Trust
September 3, 1999
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         2. Each individual  executing any of the Documents on behalf of a party
(other than the Company) is duly authorized to do so.

         3. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

         4. Any Documents submitted to us as originals are authentic. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All factual statements and information contained in the Documents are true and complete. There has been no modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

         5. All actions required to be taken and resolutions required to be adopted by any committee of the Board of Trustees in order to validly authorize the issuance of any of the Shares under Maryland law pursuant to any delegation to any such committee by the Board of Trustees in the Resolutions were duly taken and adopted prior to the issuance of any of the Shares.

         6. The Shares have not been issued or transferred in violation of any restriction or limitation contained in the Declaration of Trust.

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, as of the date hereof:

         1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

         2. The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

         The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that


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HRPT Properties Trust
September 3, 1999
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any matter as to which our opinion is expressed  herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

         We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change any opinion expressed herein after the date hereof.

         This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (except Sullivan & Worcester LLP, counsel to the Company) without, in each instance, our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                        Very truly yours,


                                        Ballard Spahr Andrews & Ingersoll, LLP